EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Innodata Inc. of our report, which includes explanatory paragraphs relating to a revision of the 2019 consolidated financial statements and the 2019 adoption of ASC Topic 842, Leases, dated March 16, 2020, relating to our audit of the consolidated financial statements of Innodata Inc. and Subsidiaries as of December 31, 2019, and for the year then ended, included in the Annual Report on Form 10-K of Innodata Inc. for the year ended December 31, 2020.

/s/ CohnReznick LLP

Parsippany, New Jersey
June 16, 2021